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Press Release
For immediate release

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Invesco Ltd. Announces October 31, 2010
Assets Under Management

Investor Relations Contact: Jordan Krugman        404-439-4605
Media Relations Contact: Doug Kidd                     404-479-2922

Atlanta, November 9, 2010 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $621.2 billion, an increase of 2.8% month over month. The month over month increase in AUM was driven primarily by positive returns from global financial markets and strengthening foreign currencies against the USD. The benefit from stronger foreign currency against the USD resulted in an increase of $3.0 billion of AUM in the month. Additionally, net long-term flows were positive during the month. Total average assets for the quarter through October 31 are $611.6 billion and average assets excluding ETF, UIT and Passive for the quarter through October 31 are $524.2 billion.

Invesco has received formal notification of the future redemption of a $17.4 billion low fee institutional passive mandate in Japan previously referenced in our second quarter earnings press release.  This redemption is expected to occur late in the fourth quarter of 2010 and related management fees are immaterial to the company’s annual revenues.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Oct. 31, 2010 (a)	$621.2	$303.7	$134.4	$42.5	$69.6	(b)	$71.0
Sept. 30, 2010	$604.5	$294.4	$130.8	$41.3	$69.9		$68.1
August 31, 2010	$573.8	$268.8	$128.3	$39.3	$71.7		$65.7
July 31, 2010	$580.3	$279.2	$124.5	$40.2	$70.7		$65.7
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Oct. 31, 2010 (a)	$525.6	$243.5	$115.1	$42.5	$69.6	(b)	$54.9
Sept. 30, 2010	$514.6	$236.9	$113.6	$41.3	$69.9		$52.9
August 31, 2010	$494.5	$220.9	$111.6	$39.3	$71.7		$51.0
July 31, 2010	$497.9	$227.6	$108.7	$40.2	$70.7		$50.7

Invesco Ltd. Two Peachtree Pointe 1555 Peachtree Street, N.E.Atlanta, GA 30309 Telephone: 404 479 1095

Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
Oct. 31, 2010 (a)	$95.6	$60.2	$19.3	$0.0	$0.0	$16.1
Sept. 30, 2010	$89.9	$57.5	$17.2	$0.0	$0.0	$15.2
August 31, 2010	$79.3	$47.9	$16.7	$0.0	$0.0	$14.7
July 31, 2010	$82.4	$51.6	$15.8	$0.0	$0.0	$15.0

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $65.5 billion in institutional money market AUM and $4.1 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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